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                                                                  Exhibit 4.3
                          SECOND SUPPLEMENTAL INDENTURE

                  SECOND SUPPLEMENTAL INDENTURE, dated as of November 14, 1995 (the "Second Supplemental Indenture"), to the Indenture, dated as of August 17, 1993, as supplemented by a First Supplemental Indenture, dated as of March 25, 1995 (as so supplemented, the "Indenture"), among THE HANOVER COMPANIES, a Nevada corporation (the "Company"), THE HORN & HARDART COMPANY, a Nevada corporation (the "Guarantor"), the subsidiaries of the Company which have executed the Indenture (the "Guarantor Subsidiaries"), and FIRST TRUST NATIONAL ASSOCIATION, a national association, as Trustee (the "Trustee").

                  WHEREAS, the Company, the Guarantor and the Trustee heretofore entered into the Indenture;

                  WHEREAS, the Company and the Guarantor were merged with and into Hanover Direct, Inc., a Delaware corporation ("HDI"), pursuant to the provisions of the Agreements and Plans of Merger, dated as of April 15, 1993, between each of the Company and the Guarantor and HDI and, when the mergers became effective, HDI became responsible for the obligations of, and succeeded to and was substituted for, the Company and the Guarantor, respectively, pursuant to Section 5.2 of the Indenture;

                  WHEREAS, pursuant to the Indenture, $14,000,000 aggregate principal amount of HDI's 9.25% Senior Subordinated Notes due August 1, 1998 (the "Securities") remain outstanding;

                  WHEREAS, Sun America Life Insurance Company ("Sun Life") was, until the date hereof, the sole Holder of all the outstanding Securities;

                  WHEREAS, as of the date hereof, Intercontinental Mining & Resources Incorporated ("IMR") purchased all of the outstanding Securities from Sun Life;

                  WHEREAS, Section 9.2 of the Indenture provides that HDI, the Guarantor Subsidiaries and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities; and

                  WHEREAS, HDI and the Guarantor Subsidiaries desire to amend the Indenture as set forth herein and IMR has provided its written consent to the substance of such amendments.


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                  NOW THEREFORE, each party agrees as follows:

                                    ARTICLE I

                                   AMENDMENTS

                  1.1 Financial Covenants. Section 4.10 and 4.20 of the Indenture are hereby deleted in their entirety.

                  1.2 Maintenance of Consolidated Net Worth. Section 4.12 of the Indenture is hereby amended and restated in its entirety to read as set forth in
Section 6.20 of the CFC Credit Agreement (together with related definitions) except that the number set forth in the penultimate line thereof shall be Seventy Six Million Dollars ($76,000,000) rather than Eighty Million Dollars ($80,000,000).

                  1.3 Working Capital Adequacy. Section 4.33 of the Indenture is hereby amended and restated in its entirety to read as set forth in Section 6.19 of the CFC Credit Agreement (together with related definitions) except that the number set forth in the penultimate line thereof shall be Twenty Four Million Seven Hundred Thousand Dollars ($24,700,000) rather than Twenty Six Million Dollars ($26,000,000).

                  1.4 Definitions. The definitions of "CFC Credit Agreement," "Collateral Documentation" and "Subordination Agreement" set forth in Section
1.1 of the Indenture are hereby amended and restated in their entirety to read as follows:

                  "CFC Credit Agreement" means that certain Loan and Security Agreement, dated as of November 14, 1995, by and among Congress Financial Corporation ("Congress") and Hanover Direct Pennsylvania, Inc., Brawn of California, Inc., Gump's By Mail, Inc, Gump's Corp. The Company Store, Inc., Tweeds, Inc., LWI Holdings, Inc., Aegis Catalog Corporation and Hanover Realty Inc., as the same may be amended, modified or supplemented.

                  "Collateral Documentation" shall mean the Escrow Agreement, financing statements and all other deeds of trust, assignments, endorsements, collateral assignments and other instruments, documents, agreements or conveyances at any time creating or evidencing Liens or assigning Liens to the Trustee, to secure the obligations of the Company, the Guarantor or the Guarantor Subsidiaries under the Documents.

                  "Subordination Agreement" means the Subordination Agreement among Congress and Intercontinental Mining &
Resources Incorporated, attached to the Second Supplemental


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Indenture as Exhibit A, as in effect on the date thereof and as the same may be amended, modified or supplemented.

                  1.5 Events of Default. Section 6.1(2) of the Indenture is hereby amended to delete the language set forth in lines eleven through thirteen thereof as follows: "... or any default under Section 6.18 or 6.19 of the CFC Credit Agreement occurs and continues for a period of forty-five (45) days..." and is hereby replaced with the following "... or any default under Section 6.19 or 6.20 of the CFC Credit Agreement occurs and continues for a period of thirty
(30) days..."

                  1.6 Security. Article 12 of the Indenture is hereby amended to add a new Section 12.4 which shall read as follows:

                  "Section 12.4.   Customer Lists.

                  The performance of the Company, the Guarantor and the Guarantor Subsidiaries shall also be secured by a continuing second security interest in all existing and future mailing and customer lists used in the direct mail marketing business of HDI, on the date hereof, and all future customer and mailing lists used in the direct mail marketing business of HDI, as such lists may be updated, modified, amended and supplemented, together with all software (including, without limitation, all manuals, upgrades, modifications, enhancements and additions thereto), computer tapes, disks, other electronic data storage media, documentation of file and record formats and source code and all other property useful or necessary to gain access to, transfer and fully utilize for all purposes, including, without limitation, analysis, cross-checking and compilation of, and the sale, rental or license of such mailing and customer lists, together with all updates and additions thereto, including, without limitation, all such mailing and customer lists which may be purchased, created or complied in the future, but not including any customer lists owned by third parties who are not Affiliates of Hanover Direct Pennsylvania, Inc., Brawn of California, Inc., Gump's By Mail, Inc, Gump's Corp. The Company Store, Inc., Tweeds, Inc., LWI Holdings, Inc. and Aegis Catalog Corporation, which are leased to, or otherwise licensed for use by such entities, with permission of such third party owners (the "Customer Lists"), pursuant to a Customer and Mailing List Escrow Agreement, dated as of November 14, 1995, by and among HDI, HOSSCO, as storage and escrow agent, and the Trustee (the "Escrow Agreement"), providing for, among other things, the deposit in escrow of the Customer Lists with, and the storage of such Customer Lists by, such agent, the obligation of HDI to update and deposit in escrow updated Customer Lists periodically and for the storage and


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escrow agent to hold and store the updated Customer Lists, and the right of the
Trustee to obtain from such agent possession of the Customer Lists, as such Escrow Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, or otherwise."

                  1.7 Subordination Agreement and Escrow Agreement. The Trustee shall execute and deliver the Subordination Agreement dated as of the date hereof with Congress in substantially the form attached hereto as Exhibit A and the Escrow Agreement dated as of the date hereof with HOSSCO in substantially the form attached hereto as Exhibit B.

                  1.8 Guarantors. Leavitt Advertising Agency, Inc. and Hanover Fulfillment of Virginia, Inc. shall be deleted as Guarantor Subsidiaries pursuant to Article 11 of the Indenture.

                  1.9 Certain Transactions. Section 4.29 of the Indenture is hereby deleted in its entirety ab initio.

                                   ARTICLE II

                                  MISCELLANEOUS

                  2.1 Except as expressly supplemented by this Second Supplemental Indenture, the Indenture is in all respects hereby ratified and confirmed and shall remain in full force and effect.

                  2.3 This Second Supplemental Indenture is executed and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

                  2.4 The recitals contained herein shall be taken as the statements of HDI and the Guarantor Subsidiaries, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

                  2.5 This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  2.6 Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Indenture.


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                  2.7 This Second Supplemental Indenture, together with the
Indenture, and any other instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersede all prior proposals, agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers and contracts concerning the subject matter hereof, whether oral or written.

                  2.8 Upon the execution and delivery of this Second Supplemental Indenture, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall be created or have occurred and be continuing that is not otherwise waived pursuant to any waiver executed by the Holders.


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                  IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                              HANOVER DIRECT, INC.

                                              By: /s/  Wayne Garten
                                                 -----------------------------
                                                 Title: Executive VP

[CORPORATE SEAL]

ATTEST:
/s/ Michael Sherman
-----------------------------

                                              HANOVER DIRECT PENNSYLVANIA,
                                                       INC.
                                              BRAWN OF CALIFORNIA, INC.
                                              HANOVER DIRECT NEW JERSEY,
                                                       INC.
                                              GUMP'S BY MAIL, INC.
                                              GUMP'S HOLDINGS, INC.
                                              HANOVER LIST MANAGEMENT INC.
                                              HANOVER SYNDICATION CORP.
                                              YORK FULFILLMENT COMPANY, INC.
                                              COMPANY STORE HOLDINGS, INC.
                                              TWEEDS, INC.
                                              HANOVER CASUALS, INC.
                                              HANOVER DIRECT VIRGINIA INC.
                                              HANOVER HOLDINGS INC.
                                              HANOVER VENTURES, INC.
                                              LWI HOLDINGS, INC.
                                              HANOVER REALTY, INC.
                                              HANOVER CATALOG HOLDINGS, INC.


                                              By: /s/ Wayne Garten
                                                 -----------------------------
                                                 Title: Vice President

[CORPORATE SEAL]

ATTEST:
/s/ Michael Sherman
-----------------------------


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                                              FIRST TRUST NATIONAL
                                              ASSOCIATION, as Trustee

                                               By: /s/ Rick Prokofch
                                                 -----------------------------
                                                 Title: Trust Officer

[CORPORATE SEAL]

ATTEST:

/s/ Kathi Mohammadzadah
-----------------------------
    Kathi Mohammadzadah



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